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Derek Leckow
Vice President
Investor Relations
(717) 849-7863                                For Immediate Release

DENTSPLY International Announces Lab Restructuring

York, PA - May 26, 2015 - DENTSPLY International Inc. (NASDAQ-XRAY), a global leader in professional dental products, today announced that it has reached agreement with the applicable works councils in Germany to proceed with restructuring portions of its laboratory business, consistent with its earlier announcement of September 17, 2014. The realignment of the lab business is designed to increase emphasis on innovative prosthetic materials while exiting portions of the lab equipment and fabrication businesses. The majority of this restructuring effort will be implemented during the remainder of fiscal 2015 and 2016.
The Company expects to incur total costs in the range of $33 to $38 million related to this initiative, the majority of which are expected to be recorded in the fiscal second quarter of 2015. It is anticipated that approximately 85% of these costs will be cash outlays, including costs related to severance and employee related obligations. This initiative impacts certain manufacturing operations from two sites in Germany, one of which will be closed and another that will be downsized. The Company noted that this action is part of its broader efficiency program and the anticipated impact was included in the adjusted earnings guidance as previously provided (which excludes restructuring charges).
DENTSPLY International Inc. is a leading manufacturer and distributor of dental and other consumable medical device products. For over 115 years, DENTSPLY's commitment to innovation and professional collaboration has enhanced its portfolio of branded consumables and small equipment. Headquartered in the United States, the Company has global operations with sales in more than 120 countries. Visit www.dentsply.com for more information about DENTSPLY and its products.
This press release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding future events or the future financial performance of the Company that involve substantial risks and uncertainties. Actual events or results may differ materially from those in the projections or other forward-looking information set forth herein as a result of certain risk factors. These risk factors include, without limitation; the continued strength of dental and medical markets, the timing, success and market reception for our new and existing products, uncertainty with respect to governmental actions with respect to dental and medical products, outcome of litigation and/or governmental enforcement actions, volatility in the capital markets or changes in our credit ratings, continued support of our products by influential dental and medical professionals, our ability to successfully integrate acquisitions, risks associated with foreign currency exchange rates, risks associated with our competitors’ introduction of generic or private label products, our ability to accurately predict dealer and customer inventory levels, our ability to successfully realize the benefits of any cost reduction or restructuring efforts, our ability to obtain a supply of certain finished goods and raw materials from third parties and changes in the general economic environment that could affect the business. Changes in such assumptions or factors could produce significantly different results.
For additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements, please refer to the Company's most recent Form 10-K and its subsequent periodic reports on Forms 10-Q filed with the Securities and Exchange Commission.